Exhibit 99.1

TO BUSINESS, HEALTH AND MEDICAL EDITORS:

ISTA Pharmaceuticals and Allergan Announce New Vitrase Agreement

ISTA Reacquires U.S. Rights for Vitrase

IRVINE, Calif., Sept. 28 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) and Allergan, Inc. (NYSE: AGN) today announced that the companies have entered into a new agreement that replaces their previous Vitrase(R) (hyaluronidase for injection; lyophilized, ovine) collaboration. As part of the new agreement, ISTA has reacquired all rights to market and sell Vitrase for all uses in the United States and many other markets worldwide. Allergan retains an option to commercialize Vitrase for the posterior segment of the eye in Europe.

“We are proud of our work with Allergan and pleased that our new agreement allows us to continue our relationship,” commented ISTA’s President and Chief Executive Officer, Vicente Anido, Jr. “For ISTA, our reacquisition of U.S. marketing rights to Vitrase for the posterior segment of the eye is another important step in our growth as a specialty pharmaceutical company focused on ophthalmology.”

Anido continued, “Having recently received FDA approval for our first two products, Istalol(TM), a once-a-day liquid formulation of timolol for the treatment of glaucoma, and Vitrase for use as a spreading agent, ISTA is now prepared to further accelerate its growth as a commercial company. During this quarter, we retained a 28-person sales force and launched Istalol in the U.S., offering patients a new therapeutic option for the treatment of glaucoma with the convenience of once-daily dosing. We also submitted a supplemental NDA for a 150 USP units/mL Vitrase product that we believe is optimal for use as a spreading agent.”

“Allergan is pleased to enter into this agreement with ISTA as we continue our on-going efforts to support the discovery of therapies to treat retinal diseases,” said F. Michael Ball, Allergan’s Executive Vice President and President of Pharmaceuticals.

In March 2000, ISTA and Allergan began a collaboration in which Allergan received the right to market, sell and distribute Vitrase for uses in the posterior segment of the eye in the United States and all international markets, except Japan. In December 2001, ISTA separately granted to Otsuka Pharmaceutical Co., Ltd. exclusive rights for the development and commercialization of Vitrase in Japan.

Under the new agreement between ISTA and Allergan, ISTA will pay $10 million to Allergan, of which $6.5 million will be payable within fifteen days, with the remainder payable subject to ISTA’s completion of qualified financing. ISTA will also make royalty payments to Allergan on ISTA’s U.S. sales of Vitrase for use in the posterior segment of the eye. ISTA will have responsibility to file Vitrase for vitreous hemorrhage in the EU, and Allergan will have an option to commercialize Vitrase in Europe subsequent to EU product approval. If Allergan does not exercise its option, then such European rights will revert to ISTA, and Allergan will be paid a royalty on ISTA’s European sales of Vitrase for use in the posterior segment of the eye.

ABOUT VITRASE(R)

ISTA’s Vitrase(R) is a proprietary formulation of highly purified ovine hyaluronidase, which has been studied for administration by injection into the vitreous of the eye. In May 2004, Vitrase was approved for use as a spreading agent. In addition, Vitrase has been studied for the treatment of vitreous hemorrhage and diabetic retinopathy. For additional information concerning the availability of Vitrase(R), please call 1-877-4Vitrase, or 1-877-484-8727, or send an e-mail to Vitrase@istavision.com.

ABOUT ISTA

ISTA is a specialty pharmaceutical company focused on the development and commercialization of unique and uniquely improved ophthalmic products. ISTA’s products and product candidates seek to address serious diseases and conditions of the eye such as vitreous hemorrhage, diabetic retinopathy, hyphema, glaucoma, ocular pain and inflammation. Building on this pipeline, ISTA’s goal is to continue its growth as a specialty pharmaceutical company by acquiring complementary products, either already marketed or in late-stage development. For additional information regarding ISTA, please visit ISTA Pharmaceuticals’ Website at http://www.istavision.com.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others, uncertainties and risks related to the timely and successful implementation of ISTA’s strategic initiatives; uncertainties and risks regarding market acceptance of ISTA’s approved products and the impact of competitive products and pricing; uncertainties and risks regarding the continued timely performance by ISTA’s strategic partners of their respective obligations under existing agreements; and such risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004.

SOURCE ISTA Pharmaceuticals, Inc.

0- 09/27/2004

CONTACT: Vince Anido, +1-949-788-5311, vanido@istavision.com, or Lauren Silvernail, +1-949-788-5302, lsilvernail@istavision.com, both of ISTA Pharmaceuticals; or Media - Justin Jackson, jjackson@burnsmc.com, or Investors - Lisa Burns or Aline Schimmel, aschimmel@burnsmc.com, all of Burns McClellan, +1-212-213-0006, for ISTA Pharmaceuticals, Inc./

/First Call Analyst: /

/FCMN Contact: mronan@burnsmc.com /

/Web site: http://www.istavision.com /

(ISTA AGN)